PANGLOBAL BRANDS INC.

For:	Panglobal Brands Inc.

Contact:
Stephen Soller, Chief Executive Officer
(323) 266-6500

Charles Lesser, Chief Financial Officer
(323) 266-6500

PANGLOBAL APPOINTS NEW DIRECTORS

Los Angeles, California – May 21, 2009 – Panglobal Brands Inc. (OTCBB: PNGB) today announces the appointment of Dru Narwani and Charles Shaker to its Board of Directors.

Mr. Narwani is an international banker with 25 years of banking experience in Bay Street, Toronto, Wall Street, Glasgow Scotland, London England, Mumbai India, and Bangkok Thailand.

He began his banking career in 1975 as Assistant Controller, International at the Canadian Imperial Bank of Commerce headquarters in Toronto. He later joined the British international banking groups, Barclays and Standard Chartered. As President and CEO of the Standard Chartered Bank in Bangkok, Mr. Narwani had the rare opportunity during the Asian crisis of 1997, to acquire a large Thai bank and merge it with his British bank.

Mr. Narwani currently chairs the board and audit committee of Nova Pole International, a Vancouver based private company engaged in manufacturing steel poles for highway lighting, electrical and telecommunication applications. He is also a member of the board and audit committee of Webtech Wireless Inc., a Vancouver based public company in the transportation industry providing global Telematics, location-based, products and services. Additionally, Mr. Narwani was recently appointed Senior Partner and Chief Business Officer of TKMG, a Toronto based consultancy in knowledge management. His other recent projects have included being President of Flight Crew International, a division of a Toronto based aerospace company Atlantis Systems International; helping establish a private bank and insurance company in Barbados for a Toronto based business group; and the role of Deputy Chairman for the business interests of Peter Thomas, the past founder of Century 21 Canada.

Mr. Narwani is an executive mentor for MBA students, a panel judge for business case competitions and a frequent guest speaker at conferences for University of Victoria.

Mr. Shaker is a financial advisor and private wealth manager, focused on ultra-high net worth individuals. Evolving from an accounting and financial planning background, he has tailored his skills to provide sophisticated advice to clients who span all corners of the globe. His private equity placements have fueled successful companies in the real estate, banking and finance, manufacturing, utilities, fashion and hospitality industries. A well-seasoned traveler, Mr. Shaker has seen the benefits of being exposed to major world markets and banking centres, allowing him to deliver comprehensive services to his clients and providing higher value through a broader perspective to his partners. A major sponsor of several charities, Mr. Shaker also volunteers his time and resources for the benefit of those in his community.

About Panglobal Brands Inc.

Panglobal Brands, Inc. is committed to building a diverse stable of apparel brands, capitalizing on opportunities to participate in the hottest fashion trends as they happen. Our business strategy is to create a balance with dynamic branded products and the traditionally more stable private label apparel business by selling branded products through specialty retailers and by running a private label division catering to department store chains. Our current brands include: SoSik, which represents affordable fashions for the burgeoning junior market; Scrapbook, which is aimed at the teen and junior markets and features mix and match knits; Tea & Honey, a casual ladies wear collection that has onto the scene this year; Haven, a value oriented contemporary print dress label.

This strategy plus a management team with significant apparel industry experience, enables Panglobal Brands to bring eye-popping product lines to market at competitive price points.

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